Exhibit 99.1

Howard Bank receives regulatory approval for the acquisition of the NBRS Financial Bank branch in Havre de Grace

ELLICOTT CITY, Md.--(BUSINESS WIRE)--August 6, 2014--Howard Bancorp, Inc. (NASDAQ: HBMD) announced today that its banking subsidiary, Howard Bank, has received all regulatory approvals necessary to proceed with the acquisition of the NBRS Financial Bank branch located at 800 Revolution Street, Havre de Grace, MD 21078. The deal is expected to close prior to the end of August, 2014.

Howard Bank will acquire approximately $17 million in loans and assume approximately $20 million in deposits from NBRS. The closing will increase Howard Bank’s Greater Baltimore branch network to eight branches, consisting of three branches in Howard County, one branch in Anne Arundel County, one branch in Baltimore County and three branches in Harford County.

About Howard Bank

Howard Bancorp is a bank holding company with total assets of $534 million as of June 30, 2014. Its principal operating subsidiary, Howard Bank, headquartered in Ellicott City, MD, is a growth-focused community bank serving businesses, professionals and individuals in the Greater Baltimore area through seven full service branches and regional offices in Annapolis, Timonium and Towson, MD, and mortgage operations throughout the Central Maryland area. Howard Bank is a wholly owned subsidiary of Howard Bancorp (NASDAQ: HBMD).

For information, call 410-750-0020 or visit www.howardbank.com.

CONTACT:
Howard Bancorp, Inc.
Mary Ann Scully, Chair, Chief Executive Officer
410-750-0020